EXHIBIT 8.1
November 5, 2007
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111
           Re:     Agreement and Plan of Merger by and among URS Corporation, Elk Merger Corporation, Bear Merger Sub, Inc. and Washington Group International, Inc., dated as of May 27, 2007
Ladies and Gentlemen:
          We have acted as counsel to URS Corporation, a Delaware corporation ( “Parent”), in connection with (1) the proposed merger (the “First Step Merger”) of Elk Merger Corporation, a Delaware corporation wholly-owned by Parent (“Merger Sub 1”) with and into Washington Group International, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”), with the Company as the surviving corporation, and (2) immediately following the effectiveness of the First Step Merger, the proposed merger of the Company with and into Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 2”), in accordance with the DGCL, with Merger Sub 2 as the surviving corporation (the “Second Step Merger” and, together with the First Step Merger, the “Transaction”), pursuant to the Agreement and Plan of Merger dated as of May 27, 2007, by and among Parent, Merger Sub 1, Merger Sub 2 and the Company (as amended as of the date hereof, the “Merger Agreement”). This opinion is being delivered in connection with the Company’s Registration Statement on Form S-4, as amended, relating to the proposed Transaction pursuant to the Merger Agreement (the “Registration Statement”) to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.
          In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) representations by Parent, Merger Sub 1 and Merger Sub 2 and by the Company in their respective letters which will be delivered to us in connection with this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

URS Corporation
November 5, 2007

     In addition, we have assumed, with your consent, that:
1.   Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;
2.   The Transaction will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the First Step Merger and Second Step Merger each will be effective under the laws of the State of Delaware;
3.   All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;
4.   Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and
5.   The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.
          Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated in the Registration Statement:
          1. We hereby confirm that the discussion in the Registration Statement entitled “The Merger—Material United States Federal Income Tax Consequences,” as supplemented by the discussion in the Registration Statement entitled “The Modified Terms of the Merger—Supplemental Material United States Federal Income Tax Consequences,” is our opinion insofar as it sets forth United States federal income tax consequences of the Transaction; and
          2. We are of the opinion that, for United States federal income tax purposes, the Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.
1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and

URS Corporation
November 5, 2007

published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
2. No opinion is expressed as to any transaction other than the Transaction as described in the Merger Agreement, or to any transaction whatsoever, including the Transaction, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.
     This opinion is rendered only to you, and is solely for your use in connection with Parent’s filing of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, and provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Latham & Watkins